Exhibit 99.6

IMPORTANT !

Protect Your Investment In Kana Software, Inc.

June 19, 2009

Dear Fellow Stockholder of Kana Software, Inc.:

KVO Capital Management, LLC (“KVO”) is the beneficial owner of 8.14% or 3,354,343 shares of Kana Software, Inc. (“Kana”).

Like many of our fellow investors, KVO has been extremely disappointed in Kana’s financial performance and in the performance and strategic vision of Kana’s management and Board of Directors.  We feel that change is desperately needed at the board level.  Therefore, we are nominating Mr. Melvin L. Keating to the board of directors.

We will be sending you our proxy materials and GOLD proxy card shortly.

You may have already received proxy solicitation materials from Kana for the 2009 annual meeting.  KVO strongly urges you not to respond to any solicitation made by Kana, and not to submit a proxy card until you have had a chance to review our proxy materials.

Please wait until you receive our proxy materials before voting!

It is time for a change at Kana.  With a new director, we believe that Kana will have a chance to improve its performance for the benefit of all stockholders.  As stockholders, we all deserve that chance.

We want to hear from you.

Because we don’t know the identities of many of our fellow stockholders, we are asking you to please contact us so that we can communicate with you directly.  Please contact our proxy solicitor, The Altman Group, toll free at: (866) 796-1270. Alternatively, you can email us for more information at change@kanaproxy.com.

Thank you very much for your time.  We look forward to speaking with you soon and please remember to wait until you receive our proxy materials before voting.  Do not vote anything sent to you by Kana.

Important Information

KVO plans to file with the Securities and Exchange Commission (the “SEC”) and mail to Kana’s stockholders a proxy statement in connection with our nomination and our nominee and may file other proxy solicitation materials regarding this election contest. The proxy statement will contain important information about our nominee, our nomination and us.  Security holders are urged to read the proxy statement regarding KVO’s nomination and our nominee when it becomes available and any other relevant document filed with the SEC, as well as any amendment or supplement to those documents, because they will contain important information about our nomination and nominee.

Security holders will be able to obtain free copies of the proxy statement and other relevant documents, when filed with the SEC, through the SEC’s web site maintained at www.sec.gov.   In addition, the proxy statement and any other related documents we file with the SEC, including filings that may be incorporated by reference in the proxy statement, can be obtained, without charge, upon request to our proxy solicitor, The Altman Group, toll free at: (866) 796-1270. Alternatively, you can email us at change@kanaproxy.com.

KVO and members of KVO’s management, including Kernan V. Oberting and Robert B. Ashton, may be deemed to be participants in the solicitation of proxies in respect of our nomination, as may our nominee, Melvin L. Keating. KVO is currently the beneficial owner of 3,354,343 shares of Kana’s common stock, or approximately 8.14% of the total shares of common stock outstanding as of June 11, 2009 (as reported by Kana).  Mr. Keating does not own, beneficially or otherwise, any shares of Kana stock.

Information concerning any direct or indirect interest of ours in our nomination of Mr. Keating and in our beneficial ownership of Kana common stock, may be found in our Schedule 13D/A filed with the SEC on June 19, 2009, as the same may be amended from time to time.  In addition, this information, along with information concerning any direct or indirect interest of our nominee, will be contained in the proxy statement and other solicitation material that we intend to file with the SEC under Schedule 14A.   Our Schedule 13D/A is available, and as noted above our proxy statement and other soliciting material when filed will be available, for free both on the SEC’s website (http://www.sec.gov) or by contacting our proxy solicitor, The Altman Group, toll free at: (866) 796-1270. Alternatively, you can email us at change@kanaproxy.com.